Exhibit 99.4

          Auditors' Report for Certificate Series Series 1996-C2

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KPMG Peat Marwick, LLP
      Suite 2800
      Two First Union Center
      Charlotte, NC 28282-8290


Independent Accountant's Report



The Board of Directors
First Union Mortgage Corporation:

We have examined management's assertion about First Union Mortgage Corporation's Commercial Loan Servicing Division's (the Company) compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's (MBA's) Uniform Single Attestation Program for Mortgage Bankers (USAP) as they relate to the Company's servicing of loans under the Servicing Agreement dated as of December 30, 1994, as amended and restated on June 1, 1995 and February 1, 1996, among Morgan Guaranty Trust Company of New York, Banc One Management and Consulting Corporation and the Company (the Agreement) for the year ended December 31, 1996, included in the accompanying management assertion, except for minimum servicing standards
V.4. and VI.I., which the MBA has interpreted as being inapplicable to the servicing of commercial and multifamily loans. Management is responsible for the Company's compliance with the applicable minimum servicing standards.
Our responsibility is to express an opinion on management's assertion about the Company's compliance with the applicable minimum servicing standards based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the aforementioned applicable minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the applicable minimum servicing standards.

In our opinion, management's assertion that the Company complied with the aforementioned applicable minimum servicing standards as they relate to loans under the Agreement, for the year ended December 31, 1996, is fairly stated in all material respects.

                                               /S/ KPMG Peat Marwick LLP

January 31, 1997


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